FOR IMMEDIATE RELEASE

Friday, September 12, 1997




S&T Bancorp Announces Board Appointments



Indiana, Pennsylvania (Nasdaq NMS: STBA) - Robert D. Duggan,

chairman and chief executive officer of S&T Bancorp, has

announced that Jeffrey D. Grube and Alan Papernick have been appointed to the S&T Bancorp Board of Directors.



According Duggan, "We look forward to a long association with our new Board members and are delighted they were willing to accept an appointment to our Board of Directors.  We are fortunate to have directors and staff with a common commitment focused toward ensuring that S&T continues to be a strong, competitive and profitable bank, serving the needs of local people."


Mr. Grube is president of B.F.G. Electroplating and Manufacturing

Company.  The Punxsutawney, PA-based firm specializes in

electroplating manufactured parts.  Mr. Grube currently serves as vice chairman of the Punxsutawney Area Hospital Board of

Directors; secretary-treasurer of the Punxsutawney Planning and

Zoning Commission; treasurer of the Punxsutawney Area Arts and

Recreation Center as well as being a member of the Jefferson

County Development Council.  Mr. Grube was graduated from

Carnegie Mellon University, Pittsburgh, with a bachelor of science degree in electrical engineering.  He resides in Punxsutawney with his wife, Ruth.  They are the parents of two children, Michael and

Melissa.



Mr. Papernick, an attorney, is senior partner in the Pittsburgh law firm, Papernick and Gefsky.  He has served on the boards of the

Monroeville Rotary Club; the Monroeville Area Chamber of

Commerce; the Congregation Beth Shalom; Riverview Center for

Seniors and the Westmoreland Country Club.  In addition. Mr.

Papernick is rated "AV" by the Martin Hubbell Legal Publishing

Directory and has been recognized in the Best Lawyers of

American listing for five consecutive years.  He frequently acts as a guest lecturer for Bar Association groups throughout Pennsylvania.


Mr. Papernick was graduated from Duquesne University,

Pittsburgh, with a juris doctorate degree and the University of

Pittsburgh with a bachelor of arts degree. He resides in Pittsburgh with his wife, Judy.  They are the parents of three children,

Stephen, Amy and Lisa.


Headquartered in Indiana, Pennsylvania, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 38 offices in

Allegheny, Armstrong, Clearfield, Indiana, Jefferson, and

Westmoreland counties.  With assets of $1.8 billion, S&T Bancorp stock is traded on the Nasdaq National Market System under the symbol STBA.